Exhibit 7

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

Computation of ratio of earnings to fixed charges

(Thousands of pesos of purchasing power as of December 31,2003)

		Mexican GAAP Year ended December 31,					US GAAP Year ended December 31,
		1999	2000	2001	2002	2003	1999	2000	2001	2002	2003

Income before income tax and other items		1,484	426,303	813,360	1,079,292	1,112,534	(385,832)	200,867	769,062	934,886	1,305,771

Add:
Interest expense		765,274	908,699	728,899	610,566	531,858	793,142	921,055	710,061	605,869	548,864
One-third of operating rental expense		146,948	158,201	136,814	131,708	120,386	143,832	155,044	127,444	124,313	117,594

Earnings	(b)	913,706	1,493,203	1,679,073	1,821,566	1,764,778	551,142	1,276,966	1,606,567	1,665,068	1,972,229

Fixed charges
Interest expense		765,274	908,699	728,899	610,566	531,858	793,142	921,055	710,061	605,869	548,864
Capitalized interest		7,638	6,651	—	—	—	7,513	6,638	—	—	—
One-third of operating rental expense		146,948	158,201	136,814	131,708	120,386	143,832	155,044	127,444	124,313	117,594

Total Fixed charges	(a)	919,860	1,073,551	865,713	742,274	652,244	944,487	1,082,737	837,505	730,182	666,458

Ratio of earnings to fixed charges	(b)/(a)	0.99	1.39	1.94	2.45	2.71	0.58	1.18	1.92	2.28	2.96